Exhibit 99.(a)(12)

Creation and Designation of

Additional Series of Shares of Beneficial Interest of

American Beacon Funds

Pursuant to Article III, Section 1 of the Amended and Restated Declaration of Trust of the American Beacon Funds (the “Trust”) dated March 4, 2015 (“Trust Instrument”), the American Beacon Shapiro Equity Opportunities Fund and American Beacon Shapiro SMID Cap Equity Fund (the “Funds”), each a new series of the Trust, were created by resolution of the Trust’s Board of Trustees (“Board”) on June 7, 2017.

Each Fund and its shares of beneficial interest (“Shares”) are designated as follows:

1.	The initial classes of Shares of each Fund are designated as Institutional Class Shares, Investor Class Shares and Y Class Shares. Each class of Shares has the same rights and obligations, except as provided in the Trust Instrument, each Fund’s Registration Statement on Form N-1A (“Registration Statement”) or by resolution adopted by the Board. Each Fund’s Shares shall be offered for sale and redeemed on the terms set forth in the Trust’s Registration Statement.

2.	All rights and preferences of each Fund and the Shares are as set forth in the Trust Instrument dated March 4, 2015 and the Amended and Restated Bylaws of the Trust dated February 18, 2014.

IN WITNESS WHEREOF, the undersigned have executed this instrument the 23rd day of August, 2017.

/s/ Gilbert G. Alvarado
Gilbert G. Alvarado

/s/ Joseph B. Armes
Joseph B. Armes

/s/ Gerard J. Arpey
Gerard J. Arpey

/s/ Brenda A. Cline
Brenda A. Cline

/s/ Eugene J. Duffy
Eugene J. Duffy

/s/ Thomas M. Dunning
Thomas M. Dunning

/s/ Alan D. Feld
Alan D. Feld

/s/ Richard A. Massman
Richard A. Massman

/s/ Barbara J. McKenna
Barbara J. McKenna

/s/ R. Gerald Turner
R. Gerald Turner

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